Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of GCM Grosvenor Inc. of our report dated March 6, 2020, (which includes an explanatory paragraph relating to CF Finance Acquisition Corp.’s ability to continue as a going concern) relating to the balance sheets of CF Finance Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018.

/s/ WithumSmith+Brown, PC

New York, New York
December 3, 2020